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                     MICROS SYSTEMS, INC. AND SUBSIDIARIES
                 three months ended September 30, 1995 and 1994

                 Exhibit 11 - Computation of Earnings Per Share
               (Unaudited - in thousands, except per share data)

                                                                            Three Months Ended
                                                                 --------------------------------------
                                                                 September 30,             September 30,
                                                                      1995                    1994
                                                                 -------------            -------------
Weighted-average number
 of common shares                                                        7,861                    7,802

Dilutive effect of outstanding
 stock options                                                             117                      140
                                                                 -------------            -------------
Weighted-average number of
 common and common equivalent
 shares outstanding                                                      7,978                    7,942
                                                                 =============            =============

Net income per statements
 of income                                                       $       3,254            $       3,036
                                                                 =============            =============

Net income per common and
 common equivalent share                                         $        0.41            $        0.38
                                                                 =============            =============





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